EXHIBIT 4.2

[EXECUTION COPY]

THIRD AMENDMENT TO
MEREDITH CORPORATION CREDIT AGREEMENT

THIRD AMENDMENT AGREEMENT, dated as of October 7, 2005 ("this Amendment"), pursuant to the Credit Agreement, dated as of April 5, 2002, as amended by a First Amendment, dated as of May 7, 2004, and a Second Amendment, dated as of November 12, 2004 ("Credit Agreement"), by and among Meredith Corporation ("Borrower"), the several financial institutions from time to time party to the Credit Agreement as lenders thereunder (collectively, "Lenders"), Bank of America, N.A. (successor by merger to Fleet National Bank), as the administrative agent for the Lenders ("Administrative Agent"), JPMorgan Chase Bank, N.A. (as successor by merger to BankOne, NA) and Wells Fargo Bank, National Association, each as a co-syndication agent for the Lenders (collectively, "Co-Syndication Agents"), and SunTrust Bank, as documentation agent for the Lenders ("Documentation Agent"). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

SECTION 1.  Background. The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement in order to extend the maturity date and to make several other changes thereto.

SECTION 2.  Amendments to Credit Agreement. Subject to satisfaction of each of the conditions to effectiveness contained in Section 4 of this Amendment, the Credit Agreement is hereby amended as set forth below:

(a) Section 1.01 (Definitions) of the Credit Agreement is amended by adding each of the following new defined terms to Section 1.01 in appropriate alphabetical order:

"Third Amendment Effective Date" means October 7, 2005.

"Threshold Amount" means $25,000,000.

(b) Section 1.01 (Definitions) of the Credit Agreement is further amended by amending and restating in its entirety the definition of each of the following defined terms:

"Applicable Commitment Fee Rate" means a percentage per annum determined by reference to the Consolidated Leverage Ratio in effect from time to time as set forth in the Pricing Grid below, and determined in the same manner and at the same time as the Applicable Margin is determined pursuant to and otherwise in accordance with Section 2.05(a):

Consolidated Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 3.00:1.00	0.200%

Greater than or equal to 2.50:1.00 but less than 3.00:1.00	0.150%

Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.125%

Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.100%

Less than 1.50:1.00	0.075%

"Broadcast Licenses" means, collectively, any and all licenses, permits, authorizations or certificates that are now or hereafter held by the Borrower or any of its Subsidiaries to construct, own, operate or promote any Stations and that have been granted by the FCC, the administrative law courts or any state, county, city, town, village or other local government authority, and all extensions, additions and renewals thereto or thereof.

"Maturity Date" means October 7, 2010.

"Permitted Acquisition" means any Acquisition by the Borrower or any Subsidiary of the Borrower that is permitted by Section 6.20.

"Stations" means, collectively, any and all television, radio or other broadcasting stations now or hereafter owned or controlled (whether directly or indirectly) by the Borrower or any of its Subsidiaries.

(c) Section 1.01 (Definitions) of the Credit Agreement is further amended by amending and restating clause (f) of the definition of the term "Consolidated EBITDA" to read as follows:

"(f) any non-cash charges or expenses or non-cash losses (including non-cash expenses resulting from equity-based compensation), plus"

(d) Section 1.01 (Definitions) of the Credit Agreement is further amended (i) by deleting the Dollar amount "$5,000,000" appearing in the definition of the term "Environmental Liabilities", and (ii) by inserting the phrase "the Threshold Amount" in place thereof.

(e) Section 2.05 (Interest Rates) of the Credit Agreement is amended by amending and restating the first sentence (including the Pricing Grid) of paragraph (a) of Section 2.05 to read in its entirety as follows:

(a) The Applicable Margin shall be determined by reference to the Consolidated Leverage Ratio in effect from time to time as set forth in the Pricing Grid below:

Consolidated Leverage Ratio	Base Rate Loans	Euro-Dollar Loans
Greater than or equal to 3.00:1.00	0%	0.875%

Greater than or equal to 2.50:1.00 but less than 3.00:1.00	0%	0.625%

Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0%	0.500%

Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0%	0.400%

Less than 1.50:1.00	0%	0.300%

(f) Section 5.04 (Financial Information) of the Credit Agreement is amended by amending and restating paragraph (b) of Section 5.04 to read in its entirety as follows:

(b) Except as otherwise disclosed in Section 5.04 of the Disclosure Schedule, no event, condition or circumstance has occurred or developed during the period beginning on January 1, 2005 and ending on the Third Amendment Effective Date that has had or that could reasonably be expected to have a Material Adverse Effect.

(g) Section 5.04 (Financial Information) of the Credit Agreement is further amended: (i) by deleting the phrase "as of the Closing Date" appearing in the first sentence of paragraph (c) of Section 5.04, and by inserting the phrase "as of the Third Amendment Effective Date" in place thereof; (ii) by deleting the Dollar amount "$10,000,000" appearing in the first sentence of paragraph (c) of Section 5.04, and by inserting the phrase "the Threshold Amount" in place thereof; and (iii) by deleting the Dollar amount "10,000,000" appearing in three places in the second sentence of paragraph (c) of Section 5.04, and by inserting the phrase "the Threshold Amount" in each of such three places.

(h) Section 5.08 (Subsidiaries) of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.08. Subsidiaries. Each of the Borrower's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary (except where the failure to be so qualified shall not cause or be reasonably expected to cause a Material Adverse Effect), and has all requisite power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the Third Amendment Effective Date, the Borrower has no Subsidiaries except those Subsidiaries listed in Section 5.08 of the Disclosure Schedule, which accurately sets forth each such Subsidiary's complete name and jurisdiction of organization.

(i) Section 5.11 (Ownership of Property; Liens) of the Credit Agreement is amended: (A) by deleting the Dollar amount "$10,000,000" appearing in paragraph (b) of Section 5.11, and by inserting the phrase "the Threshold Amount" in place thereof; and (B) by deleting the phrase "on or as of the Closing Date" appearing in paragraph (b) of Section 5.11, and by inserting the phrase "on or as of the Third Amendment Effective Date" in place thereof.

(j) Section 5.19 (Broadcast Licenses) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.19. Intellectual Property; Licenses; etc. Each of the Borrower and its Subsidiaries owns, or possesses material rights to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses (including Broadcast Licenses) and other material intellectual property rights that are reasonably necessary for the operation of its businesses.

(k) Section 6.01 (Information) of the Credit Agreement is amended (i) by deleting the phrase "10,000,000 or more" appearing in clause (i) of Section 6.01, and (ii) by inserting in place thereof the phrase "more than $25,000,000" in place thereof.

(l) Section 6.01 (Information) of the Credit Agreement is amended by amending and restating clause (j) of Section 6.01 to read in its entirety as follows:

(j) within ten (10) Business Days after the Borrower shall become aware of the revocation, suspension, termination, expiration or other loss of any material intellectual property rights, franchises or licenses (including any Broadcast Licenses), the revocation, suspension or other loss of any of which (either individually or collectively) has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief financial officer, the controller or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(m) Section 6.03 (Maximum Consolidated Leverage Ratio) of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 6.03. Maximum Consolidated Leverage Ratio. The Borrower will not cause or permit its Consolidated Leverage Ratio as of the last day of any Fiscal Quarter to exceed 3.75 to 1.00.

(n) Section 6.04 (Consolidated Interest Coverage Ratio) of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 6.04. Consolidated Interest Coverage Ratio. The Borrower will not cause or permit its Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.75 to 1.00.

(o) Section 6.08 (Maintenance of Existence) of the Credit Agreement is amended by inserting the following new sentence immediately after the first sentence of Section 6.08:

Anything in the foregoing provisions of this Section 6.08 or in any other provisions of this Agreement express or implied to the contrary notwithstanding, neither the Borrower nor any of its Subsidiaries shall be required or otherwise obligated by this Agreement to continue to carry on, maintain or otherwise engage in any current business or businesses so long as the Borrower and its Subsidiaries (taken as a whole) remain in any one or more of the businesses carried on, maintained or engaged in by the Borrower and its Subsidiaries (taken as a whole) on the Third Amendment Effective Date.

(p) Section 6.10 (Consolidations, Mergers and Sales of Assets) of the Credit Agreement is amended by amending and restating the first paragraph of Section 6.10 in its entirety as follows:

SECTION 6.10. Consolidations, Mergers and Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, consolidate or merge with or into, or complete the Sale of, lease or otherwise transfer all or any substantial part of its assets to, any other Person; provided, however, that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, and (iii) immediately prior to and after giving effect to such merger, no Default shall have occurred and be continuing; (b) Subsidiaries of the Borrower, except Finsub, may merge with one another or with the Borrower (provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving such merger) and may complete the Sale of, lease or otherwise transfer assets to one another or to the Borrower; and (c) the foregoing limitations on the Sale, lease or other transfer of assets shall not prohibit, during any Fiscal Quarter, a transfer of assets (in a single transaction or in a series of related transactions), unless the aggregate assets to be so transferred, when combined with all other assets transferred during such Fiscal Quarter and the immediately preceding three Fiscal Quarters, either (i) would have, if retained, contributed more than 20% of Consolidated Gross Revenues during the four (4) Fiscal Quarters immediately preceding such Fiscal Quarter, or (ii) would have, if retained, contributed more than 20% of Consolidated Operating Profits during the four (4) Fiscal Quarters immediately preceding such Fiscal Quarter.

(q) Section 6.12 (Compliance with Laws; Payment of Taxes) of the Credit Agreement is amended: (i) by deleting the Dollar amount "$5,000,000" appearing in paragraph (a) of Section 6.12, and by inserting the phrase "the Threshold Amount" in place thereof; and (ii) by deleting the Dollar amount "$5,000,000" appearing in paragraph (b) of Section 6.12, and by inserting the phrase "the Threshold Amount" in place thereof.

(r) Section 6.20 (Acquisitions) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 6.20. Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, undertake or complete any Acquisition, unless: (a) after giving effect to such Acquisition on a Pro Forma Basis, the Borrower shall be in compliance as of the then most recent Covenant Determination Date with each of the financial covenants contained in Section 6.03 and Section 6.04; and (b) both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom.

(s) Section 6.22 (Termination or Loss of Licenses) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 6.22. Loss of Licenses; etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, cause or otherwise permit the revocation, suspension, termination, expiration or other loss of any material intellectual property rights, franchises or licenses (including any Broadcast Licenses), except the revocation, suspension, termination, expiration or other loss of (a) any material intellectual property rights, franchises or licenses (including any Broadcast Licenses) that are applicable to, connected with or otherwise relate to assets that are the subject of any Sale, lease or other transfer permitted by this Agreement, or (b) any other material intellectual property rights, franchises or licenses (including any Broadcast Licenses), the revocation, suspension, termination, expiration or other loss of any of which (whether individually or collectively) has not had and could not reasonably be expected to have a Material Adverse Effect.

(t) Section 6.24 (Restricted Payments) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 6.24. Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make, extend or enter into any offer or commitment to make, or enter into any agreement to make, any Restricted Payment, unless: (a) after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrower shall be in compliance as of the then most recent Covenant Determination Date with each of the financial covenants contained in Section 6.03 and Section 6.04; and (b) both immediately before and immediately after giving effect to such Restricted Payment, no Default shall be continuing or shall result therefrom.

(u) Section 7.01 (Events of Default) of the Credit Agreement is amended (i) by deleting the Dollar amount "$10,000,000" appearing in each of clauses (e), (f), (j) and (k) of Section 7.01, and (ii) by inserting, in each of such clauses of Section 7.01, the phrase "the Threshold Amount" in place thereof.

(v) Section 7.01 (Events of Default) of the Credit Agreement is further amended (i) by deleting in its entirety each of clauses (m) and (n) of Section 7.01, and (ii) by deleting the word "or" at the end of clause (l) of Section 7.01.

(w) Section 9.06 (Increase in Total Commitment) of the Credit Agreement is amended by amending and restating the first two sentences of paragraph (a) of Section 9.06 to read as follows:

(a) At any time prior to 5:00 p.m. (Boston, Massachusetts time) on July 31, 2010, the Borrower may request on no more than three occasions that the Total Commitment be increased, without the consent of the Required Lenders, by an amount up to $150,000,000 to be provided to the Borrower hereunder; provided, however, that the Total Commitment, determined after giving effect to such increase in the Total Commitment, shall not at any time exceed $300,000,000. The Borrower's request shall be made in writing (a "Commitment Increase Notice") and delivered to the Administrative Agent at least ten (10) Business Days prior to the proposed effective date of the increase in Total Commitment and shall specify the amount of the proposed increase in Total Commitment and the proposed effective date for such increase in Total Commitment, which proposed effective date must be on or prior to August 31, 2010.

(x) The Disclosure Schedule is amended and restated in its entirety to read as set forth in Schedule III attached to this Amendment.

SECTION 3.  Representations and Warranties. The Borrower represents and warrants to each of the Lenders, the Issuing Lender and the Agents on and as of the date hereof as set forth below:

(a) The execution, delivery and performance by the Borrower of this Amendment (a) are within the Borrower's corporate powers, (b) have been or will be duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official, (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any contract or agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (e) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

(b) This Amendment constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, provided that the enforceability hereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

(c) The representations and warranties of the Borrower contained in Article V of the Credit Agreement are true on and as of the Third Amendment Effective Date.

SECTION 4.  Conditions to Effectiveness.

(a) Each of the amendments set forth in Section 2 of this Amendment (other than the amendment of the definition of the term "Maturity Date" set forth in Section 2(b) of this Amendment and the amendment of Section 9.06 of the Credit Agreement set forth in Section 2(v) of this Amendment) shall be effective and in full force and effect on and as of and from and after the Third Amendment Effective Date; provided, however, that each of the following conditions precedent shall first be satisfied:

(i) the Administrative Agent shall have received from the Borrower and from each of the Lenders a duly executed counterpart of this Amendment signed by such party; and

(ii) the Administrative Agent shall have received from the Borrower, for the pro rata account of the Lenders, an amendment fee in the total amount of $112,500 ("Amendment Fee"). The Amendment Fee shall become due and payable by the Borrower to the Administrative Agent, in accordance with the wire transfer instructions of the Administrative Agent, on the third Business Day following the date on which the Administrative Agent shall have received signature pages to this Amendment signed by each of the Lenders.

(b) The amendment of the definition of the term "Maturity Date" set forth in Section 2(b) of this Amendment and the amendment of Section 9.06 of the Credit Agreement set forth in Section 2(v) of this Amendment shall also be effective and in full force and effect on and as of and from and after the Third Amendment Effective Date; provided, however, that each of the following conditions precedent shall first be satisfied:

(i) the Administrative Agent shall have received from the Borrower written notice that the Board of Directors of the Borrower has approved such amendments; and

(ii) each of the conditions precedent set forth in Section 4(a) of this Amendment shall have been satisfied.

SECTION 5. Costs and Expenses. The Borrower shall pay or reimburse, on demand by the Administrative Agent, all reasonable costs and out-of-pocket expenses incurred or sustained by the Administrative Agent in connection with the preparation, negotiation, execution or delivery of this Amendment or any of the other Instruments or documents prepared in connection herewith, or the consummation of any of the transactions contemplated hereby, including the Attorney Costs incurred or sustained by the Administrative Agent in connection therewith.

SECTION 6.  No Other Changes. Except as and to the limited extent otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents, and all of the rights and remedies of the Lenders and the Agents thereunder, shall remain unaltered, and are hereby ratified and confirmed in all respects by the Borrower.

SECTION 7.  Other Provisions.  This Amendment is a "Loan Document" for all purposes of the Credit Agreement, and this Amendment and the rights and obligations hereunder of each of the parties hereto shall in all respects be construed in accordance with and governed by the laws of the State of New York. This Amendment shall terminate, and shall have no force or effect whatsoever, unless the conditions precedent set forth in Section 4(a) hereof shall have been satisfied by October 31, 2005. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto. Delivery of photocopies of the signature pages to this Amendment by facsimile shall be as effective as delivery of manually executed counterparts of this Amendment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

***Signature Pages to Third Amendment Agreement Follow***

IN WITNESS WHEREOF, the undersigned have duly executed this THIRD AMENDMENT AGREEMENT under seal as of the date first set forth above.

The Borrower:

MEREDITH CORPORATION

By:	/s/ Suku V. Radia
Name: Suku V. Radia
Title: Vice President, Chief Financial Officer

**Signature Page to Third Amendment Agreement**

*** Signature Pages to Third Amendment Agreement Follow***

BANK OF AMERICA, N.A. (successor by merger to Fleet National Bank), as a Lender and as Administrative Agent
By:	/s/ Christopher G. Mathon
Name: Christopher G. Mathon
Title: Managing Director

**Signature Page to Third Amendment Agreement**

*** Signature Pages to Third Amendment Agreement Follow***

JPMORGAN CHASE BANK, N.A. (as successor by merger to BankOne, NA), as a Lender and as a Co-Syndication Agent
By:	/s/ John Kowalczuk
Name: John Kowalczuk
Title: Vice President

**Signature Page to Third Amendment Agreement**

*** Signature Pages to Third Amendment Agreement Follow***

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent
By:	/s/ Peter Martinets
Name: Peter Martinets
Title: Vice President

By:	/s/ Melissa Nachman
Name: Melissa Nachman
Title: Vice President

**Signature Page to Third Amendment Agreement**

*** Signature Pages to Third Amendment Agreement Follow***

SUNTRUST BANK, as a Lender and as Documentation Agent
By:	/s/ Thomas C. Palmer
Name: Thomas C. Palmer
Title: Managing Director

**Signature Page to Third Amendment Agreement**

***Signature Pages to Third Amendment Agreement Follow***

THE BANK OF NEW YORK, as a Lender
By:	/s/ Mehrasa Raygani
Name: Mehrasa Raygani
Title: Vice President

**Signature Page to Third Amendment Agreement**

*** Signature Page to Third Amendment Agreement Follows***

THE NORTHERN TRUST COMPANY, as a Lender
By:	/s/ William R. Kopp
Name: William R. Kopp
Title: Vice President

**Signature Page to Third Amendment Agreement**

SCHEDULE III

SCHEDULE III TO THE CREDIT AGREEMENT, DATED AS OF APRIL 5, 2002, AMONG MEREDITH CORPORATION, AS THE BORROWER, THE LENDERS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A. (AS SUCCESSOR BY MERGER TO FLEET NATIONAL BANK), AS ADMINISTRATIVE AGENT, JPMORGAN CHASE BANK, N.A. (SUCCESSOR BY MERGER TO BANKONE, NA), AS CO-SYNDICATION AGENT, WELLS FARGO BANK, NATIONAL ASSOCIATION, AS CO-SYNDICATION AGENT, AND SUNTRUST BANK, AS DOCUMENTATION AGENT

DISCLOSURE SCHEDULE

REPRESENTATIONS AND WARRANTIES OF BORROWER

For all purposes of this Disclosure Schedule all of the words and expressions used herein which are not defined herein, but which are defined in or by reference in the Credit Agreement, dated as of April 5, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Meredith Corporation ("Borrower"), the Lenders from time to time party thereto, Bank of America, N.A., (as successor by merger to Fleet National Bank), as Administrative Agent (the "Administrative Agent"), JP Morgan Chase Bank, N.A. (successor by merger to BankOne, NA), as Co-Syndication Agent, Wells Fargo Bank, National Association, as Co-Syndication Agent, and SunTrust Bank, as Documentation Agent, shall have the meanings specified in or by reference in the Credit Agreement.

This Disclosure Schedule is Schedule III to the Credit Agreement. This Disclosure Schedule (1) is the Disclosure Schedule referred to in the Credit Agreement, (2) contains all information necessary in order to make the representations and warranties of the Borrower set forth in the Credit Agreement true and correct on and as of the Third Amendment Effective Date with the same full force effect as if made and repeated on the Third Amendment Effective Date (except for any such representation or warranty that relates solely to a prior date), and (3) is furnished by the Borrower to the Lenders and the Agents for the purpose of inducing the Lenders to make Loans to the Borrower upon the terms contained in the Credit Agreement. The Borrower understands and acknowledges that the Lenders will be making Loans to the Borrower upon the terms contained in the Credit Agreement in material reliance on the representations and warranties made to the Lenders and Agents by the Borrower in the Credit Agreement and in this Disclosure Schedule.

Each of the following Sections of this Disclosure Schedule relates to the corresponding Section of the Credit Agreement and the representations and warranties set forth therein to which such Section relates:

SECTION 5.04. Financial Information; etc.

See Annex 5.04 attached to this Disclosure Schedule.

SECTION 5.08. Subsidiaries; etc.

See Annex 5.08 attached to this Disclosure Schedule.

SECTION 5.11. Liens; etc.

See Annex 5.11 attached to this Disclosure Schedule.

Annex 5.04 Financial Information; etc.

5.04 (b) Disclosure

None.

5.04(c) Disclosure

Obligor	Lender	Description	Collateral	Maturity	Outstanding Amount
Meredith Corporation	Bank Group	Revolver	None	10/07/10	$45,870,000
Meredith Corporation	Investor Group	Notes - Series C	None	03/01/06	$75,000,000
Meredith Corporation	Investor Group	Notes - Series A	None	04/01/07	$50,000,000
Meredith Corporation	Investor Group	Notes - Series B	None	04/01/08	$50,000,000
Meredith Corporation	Investor Group	Notes - Series F	None	07/01/07	$50,000,000
Meredith Corporation	Investor Group	Notes - Series G	None	07/01/08	$75,000,000
Meredith Corporation	Investor Group	Notes - Series H	None	07/01/09	$100,000,000
Meredith Corporation	Investor Group	Notes - Series I	None	07/01/10	$75,000,000
Meredith Funding Corporation	Falcon Asset Securitization Corporation and/or JPMorgan Chase Bank, N.A.	Receivables Facility Attributed Indebtedness	Receivables Program Assets	04/04/06	$85,000,000

Annex 5.08 Subsidiaries; etc.
Subsidiary	State of Incorporation	Percentage Owned
KVVU Broadcasting Corporation	Nevada	100%
Locust Street Insurance Company	New York	100% by MHC
Meredith Funding Corporation	Delaware	100%
Meredith Holding Company (MHC)	Iowa	100%
Meredith International, Ltd.	Iowa	100%
Charleston Tennis, L.L.C.	Delaware	100%

Annex 5.11 Liens; etc.
Debtor	Secured Party	Description	Collateral	Maturity	Outstanding Amount
Meredith Funding Corporation/Meredith Corporation	JPMorgan Chase Bank, N.A., as Agent	Receivables Facility Attributed Indebtedness	Receivables Program Assets	04/04/06	$85,000,000